Exhibit (h)(ii)(u)
Henderson Global Funds
737 North Michigan Avenue, Suite 1700
Chicago, Illinois 60611

September 30, 2016

State Street Bank and Trust Company
State Street Financial Center
One Lincoln Street
Boston, MA 02111

Ladies and Gentlemen:

Reference is made to the Administration Agreement between Henderson Global Funds (the “Trust”) and State Street Bank and Trust Company (the “Administrator”) dated as of August 31, 2001, as amended (the “Agreement”).  Pursuant to the Agreement, this letter is to provide notice of the creation of an additional investment funds (the “Additional Investment Fund”), namely the Henderson International Small Cap Fund.

In accordance with Section 1 of the Agreement, we request that you act as Administrator with respect to each Additional Investment Fund.

Please indicate your acceptance of the foregoing by executing two copies of this Agreement, returning one to the Trust and retaining one copy for your records.

Very truly yours,

Henderson Global Funds By: /s/ Christopher M. Golden Name: Christopher M. Golden Title: Secretary
Accepted:
State Street Bank and Trust Company By: /s/ Michael F. Rogers Name: Michael F. Rogers Title: Executive Vice President